Exhibit 10.4

August 10, 2016

Mr. Richard L. Toothman Jr.
412 Sanctuary Cove
Morgantown, West Virginia 26508
Re: Retention and Severance Benefits
Dear Rick:
As you know, you are currently an executive of Stone Energy Corporation (the “Company”) who is covered under the Stone Energy Corporation Executive Change of Control and Severance Plan (the “Plan”). Your continued coverage under the Plan is subject to all of the terms and conditions of the Plan. Capitalized terms used in this letter agreement and not defined herein shall have the meanings assigned to such terms under the Plan.
Appalachia Disposition
The purpose of this letter agreement is to supplement the Plan and provide you with additional retention and severance protection in the event of an Appalachia Disposition. For purposes of this letter, an “Appalachia Disposition” means the sale or other disposition of all or substantially all of the Company’s oil and gas business in the Appalachia regions of Pennsylvania and West Virginia as of the date hereof (the “Appalachia Business”); provided, however, that an Appalachia Disposition shall not include:

(a)	any such sale or other disposition immediately following which the Company, either directly or through one or more controlled entities, principally controls the Appalachia Business; or

(b)	any transaction that also constitutes a Change of Control (as defined in the Plan).
For purposes of clause (a) of the preceding sentence, “control” means the power to exercise a controlling influence over the operations, management or policies of an entity or the Appalachia Business, as applicable. Without limiting the scope of the preceding sentence, if (i) the Company owns beneficially, either directly or through one or more controlled entities, 25% or more of the voting securities of an entity that owns or controls the Appalachia Business or (ii) the Company’s working interest ownership in oil and gas leases included in the Appalachia Business in the West Virginia Appalachia region, on an aggregate basis and not on an individual lease or unit basis, is equal to or greater than 25% of the total aggregate working interest ownership in oil and gas leases included in the Appalachia Business, then, in either case, the Company shall be presumed to control the Appalachia Business. The date of the closing of an Appalachia Disposition is referred to as the “Transaction Date.”

Benefits Payable Upon a Qualifying Termination
If (a) an Appalachia Disposition occurs, and (b) you incur a Qualifying Termination (as defined below), and (c) you execute within 45 days after the Qualifying Termination, and do not revoke within any time permitted to do so, a release of claims (which release shall be substantially in the form of the Company’s standard release of claims agreement, with such changes therein as the Company determines are necessary to conform to the terms of this letter agreement), then (unless a different time of payment is specified below) on the date upon which the release referred to in clause (c) of this sentence becomes irrevocable or as soon thereafter as administratively practicable but in no event later than 74 days following the date of your Qualifying Termination, you will receive the following benefits:

(i)
the Company shall cause each unexercised “in-the-money” stock option (whether vested or unvested) granted to you pursuant to any of the Company’s stock option plans or stock incentive plans to be cancelled in exchange for a cash payment, which will be paid at the time specified above, equal to the product (to the extent a positive number) of (A) the number of shares of Company stock issuable upon exercise of such stock option and (B) the closing price of the Company’s common stock on the trading day immediately preceding the date of your Qualifying Termination over the exercise price per share of the stock option;

(ii)
all then remaining vesting restrictions with respect to any of the Company’s restricted stock awards issued or issuable to you pursuant to any of the Company’s stock incentive plans shall expire and the restricted shares shall be treated as the Company’s common shares;

(iii)
the Company will pay you a lump sum cash severance payment equal to the product of 2.99 and the annual rate of your base compensation in effect immediately prior to the Transaction Date or the date of your Qualifying Termination, whichever is greater;

(iv)
the Company will pay to you an amount, if any, in cash, as determined by the Committee in its sole discretion, equal to (A) any unpaid award opportunity actually earned by you pursuant to the Company’s 2016 Performance Incentive Compensation Plan or any successor plan (the “Incentive Plan”) for any measurement period (as provided under the Incentive Plan) ending prior to the date of your Qualifying Termination, and (B) an amount equal to (1) your Incentive Plan award opportunity for any measurement period (as provided under the Incentive Plan) in which the date of your Qualifying Termination occurs, and (2) any true-up payment under the Incentive Plan related to the fiscal year in which the date of your Qualifying Termination occurs, in each case, (a) determined based on actual performance through the date of your Qualifying Termination, and (b) multiplied by a fraction, the numerator of which is the number of days during which you were employed by the Company in the measurement period or fiscal year, as applicable, in which the date of your Qualifying Termination occurs and the denominator of which is the total number of days in such period or fiscal year;

(v)
the Company will provide you with the continuation of the Health Benefit Coverages for a period of six (6) months following the date of your Qualifying Termination as provided in Section 2.2(c) of the Plan (or an equivalent cash payment, at your election); provided, that, for the avoidance of doubt, if the Company, in its sole discretion, determines that your continued coverage in any of the Company’s health benefit plans during such period would result in additional or negative tax consequences or tax penalties to the Company or one of its affiliates, then the Company may terminate your continued coverage and instead provide you for the remainder of the period with an economically equivalent cash payment for coverage equivalent to the coverage that is provided for similarly situated active employees, plus, where applicable, a gross-up payment to reflect the loss of tax benefits associated with your “lost” employer-provided health plan coverage benefit(s);

(vi)
you will be eligible to receive outplacement services, the duration of which shall not exceed the greater of 12 months or the duration determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services, but such services shall be reasonable and commensurate with your position and in no event shall such benefits exceed a cost to the Company of five percent of your Annual Pay. Any such benefits shall be paid or provided no later than the last day of the second calendar year following the year in which your Qualifying Termination occurs; and

(vii)
without regard to the release requirement described above in clause (c), a lump sum amount, within 30 days of such Qualifying Termination, equal to the earned but unpaid portion of your annual base compensation in effect as of the date of the Qualifying Termination.

For purposes of this letter agreement, the following terms shall have the meanings specified below:

(a)
“Qualifying Termination” means (I) any termination of your employment by the Company during the Qualifying Termination Period other than for Cause, provided, however, that if your employment with the Company is continuing from and after the Transaction Date, this subpart shall cease to have any application as of the earlier of (y) the last date of the Qualifying Termination Period and (z) the latest date for the giving of written notice to the Company of any “Good Reason” events (as provided herein below) without such requisite written notice having been timely submitted by you, and (II) any termination of your employment by you during the Qualifying Termination Period for Good Reason (as such term is defined in Section 1.1 of the Plan but substituting (x) an Appalachian Disposition for a Change of Control and (y) the Qualifying Termination Period for the Change of Control Period). In order for your termination of employment to be for “Good Reason,” you must first give written notice to the Company in writing of the Good Reason event within 30 days of the initial existence of the Good Reason event, and the Company shall then have 30 days from its receipt of such notice to remedy the event and, if the Company fails to timely remedy the event, then you may terminate your employment for Good Reason in the seven (7) day period following the Company’s failure to remedy the event. A termination of employment by you for Good Reason shall be deemed to be within the Qualifying Termination Period if the initial existence of the Good Reason event occurs within the applicable Qualifying Termination Period. For the avoidance of doubt, the term “Qualifying Termination” shall not include: (A) a termination by the Company for Cause, or (B) any termination as a result of you declining to accept an offer of comparable employment from a successor employer. For these purposes, comparable employment shall mean employment that would not result in a Good Reason event for you.

(b)
“Qualifying Termination Period” means the period beginning on the Transaction Date and ending on the earlier of (i) the one-year anniversary of the Transaction Date or (ii) the date upon which a Change of Control occurs.

In no event shall you be entitled to receive benefits under both the Plan and this letter agreement, and any benefits provided under this letter agreement shall be in lieu of any benefits that otherwise may be required under the Plan.

Parachute Taxes
Notwithstanding anything to the contrary herein, in the event any payment, distribution or provision of a benefit to you pursuant to this letter agreement, when aggregated with any other payment, distribution or provision of a benefit to you or on your behalf, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall reduce the payments and/or benefits to you in whole or in part so that no part of the payments or benefits received under this letter agreement will be subject to the Excise Tax; provided, however, that such reduction(s) shall be made only if by reason of such reduction(s) your net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed your net after-tax benefit if such reduction(s) were not made. The reduction of the total payments pursuant to the preceding sentence shall be made by reducing payments (including reducing a payment to zero) payable in the order in which such payments would be made (beginning with such payment that would be made first in time and continuing, to the extent necessary, through to such payment that would be made last in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. Nothing herein shall require the Company to be responsible for, or have any liability or obligation with respect to, your Excise Tax liabilities under Section 4999 of the Code.
Miscellaneous
Notwithstanding anything to the contrary herein, but subject to the terms of the following sentence, the Committee, in its sole discretion, may terminate this letter agreement by giving prior written notice to you of such termination at least 12 months in advance of the effective date of such termination; provided, however, that (i) if an Appalachia Disposition occurs prior to the termination of this letter agreement, then this letter agreement shall remain in effect for 12 months following the Transaction Date, and the Company’s obligation to make all payments and provide all benefits that have become payable as a result of a Qualifying Termination occurring during the term shall survive any termination of this letter agreement, and (ii) if the Company has not entered into a definitive agreement for an Appalachia Disposition by December 31, 2016, this letter agreement shall automatically terminate as of 5:00 p.m., Eastern Time, on December 31, 2016, and the Company shall have no obligations under this letter agreement. If a Change of Control occurs on or prior to the Transaction Date, then this letter agreement shall automatically terminate on the date upon which the Change of Control occurs, and the Company shall have no obligations under this letter agreement.
You shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under this letter agreement, except by will or the laws of descent and distribution. This letter agreement shall be binding upon the Company and any successor to the Appalachia Business, by merger or otherwise, and shall inure to the benefit of and be enforceable by you, and references to Company in the context of payments and benefits to be provided following the Transaction Date will refer to such successor. In the event that a successor to the Appalachia Business does not assume or otherwise terminates this letter agreement prior to the termination date described above, all benefits payable to you hereunder will become immediately payable.
This letter agreement is intended to supersede all prior oral or written policies of the Company (other than the Plan) and all prior oral or written communications to you with respect to the subject matter hereof, and all such prior policies or communications (other than the Plan) are hereby null and void and of no further force and effect.
The Company or its successor may withhold from any amounts payable to you under this letter agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

This letter agreement shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent preempted by federal law.
Notwithstanding any provision of this letter agreement to the contrary, if on the date of your separation from service you are a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments, benefits, or reimbursements under this letter agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six (6) months after the date of your separation from service date (or, if earlier, your date of death) and shall be paid as a lump sum (without interest) on such date. No payment shall be made under this letter agreement upon a Qualifying Termination prior to the date you incur a “separation from service,” within the meaning of Section 409A of the Code and the regulations thereunder.
By signing below, you agree that this letter agreement accurately reflects our mutual agreements with respect to the foregoing matters.

Sincerely,
STONE ENERGY CORPORATION
		By:	/s/ David H. Welch
		Name:	David H. Welch
		Title:	Chairman, President and CEO

ACCEPTED AND AGREED:
/s/ Richard L. Toothman, Jr.
Name:	Richard L. Toothman Jr.
Date:	August 16, 2016

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